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Exhibit 99.3

WilTel Communications Group, Inc.

Consolidated Financial Statements

For the Year Ended December 31, 2004

Report of Independent Auditors

To the Stockholder of WilTel Communications Group, Inc:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and shareholder's equity present fairly, in all material respects, the financial position of WilTel Communications Group, Inc. and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 11, 2005

WILTEL COMMUNICATIONS GROUP, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2004

(Dollars in thousands, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$209,710
Investments	21,577
Trade and other receivables, net	255,760
Prepaids and other current assets	16,935
Assets held for sale	7,655

Total current assets	511,637
Non-current investments	8,456
Other assets	80,013
Property, equipment and leasehold improvements, net	1,050,726

Total	$1,650,832

LIABILITIES
Current liabilities:
Trade payables and expense accruals	$268,363
Deferred revenue	52,632
Other current liabilities	68,145
Long-term debt due within one year	3,922

Total current liabilities	393,062
Long-term deferred revenue	161,206
Other non-current liabilities	142,971
Long-term debt	423,094

Total liabilities	1,120,333

Commitments and contingencies (Notes 14 and 15)
SHAREHOLDER'S EQUITY
Common shares, $0.01 par value, 200,000,000 shares authorized, 10,000 shares outstanding	—
Additional paid-in capital	626,707
Accumulated other comprehensive loss	(14,454)
Accumulated deficit	(81,754)

Total shareholder's equity	530,499

Total	$1,650,832

The accompanying notes are an integral part of these consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2004

(In thousands)

Revenues	$1,582,961
Operating Expenses:
Cost of sales (excluding depreciation and amortization)	1,287,808
Selling, general and administrative	144,513
Depreciation and amortization	208,123
Other operating income, net	(21,388)

Total operating expenses	1,619,056

Loss from operations	(36,095)
Interest expense	(35,340)
Investment and interest income	12,229
Other income, net	956

Loss before income taxes	(58,250)
Income tax benefit	—

Net loss	$(58,250)

The accompanying notes are an integral part of these consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2004

(In thousands)

Net cash flows from operating activities:
Net loss	$(58,250)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization of property, equipment and leasehold improvements	204,649
Other amortization and non-cash interest	4,526
Net securities gains	(6,372)
Provision for doubtful accounts	(2,032)
Reversal of excess litigation accrual	(18,549)
Net change in:
Trade and other receivables	10,495
Prepaids and other assets	15,850
Trade payables and expense accruals	21,184
Other liabilities	2,132
Deferred revenue	9,945
Other	(312)

Net cash provided by operating activities	183,266

Net cash flows from investing activities:
Acquisition of property, equipment and leasehold improvements	(73,177)
Proceeds from disposals of property and equipment and other assets	6,730
Purchases of investments (other than short-term)	(16,537)
Proceeds from maturities of investments	94,699
Proceeds from sales of investments	10,978
Release of restriction on restricted cash	13,282
Distribution from investment	1,732
Acquisition, net of cash acquired	1,427

Net cash provided by investing activities	39,134

Net cash flows from financing activities:
Change in cash overdrafts	5,157
Repayments of long-term debt	(82,776)
Debt issuance costs	(7,279)

Net cash used in financing activities	(84,898)

Net increase in cash and cash equivalents	137,502
Cash and cash equivalents at beginning of period	72,208

Cash and cash equivalents at end of period	$209,710

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$32,149
Income tax payments	$89
Income tax refunds	$(13)

The accompanying notes are an integral part of these consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

For the year ended December 31, 2004

(Dollars in thousands)

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit
	Shares	Par				Total
Balance, December 31, 2003	10,000	$—	$626,707	$(23,504)	$(5,672)	$597,531
Comprehensive loss:
Net change in minimum pension liability	—	—	—	—	(8,574)	(8,574)
Net change in unrealized loss on investments	—	—	—	—	(208)	(208)
Net loss	—	—	—	(58,250)	—	(58,250)

Comprehensive loss						(67,032)

Balance, December 31, 2004	10,000	$—	$626,707	$(81,754)	$(14,454)	$530,499

The accompanying notes are an integral part of these consolidated financial statements.

WILTEL COMMUNICATIONS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations and Basis of Presentation:

Nature of Operations

        WilTel Communications Group, Inc. ("WilTel" and, together with its direct and indirect subsidiaries, the "Company") owns or leases and operates a nationwide inter-city fiber-optic network providing Internet, data, voice and video services to companies that use high-capacity and high-speed telecommunications in their businesses. The Company has also built a fiber-optic network within certain cities in the U.S. and has the ability to connect to networks outside the U.S. The Company operates in two segments, Network and Vyvx.

Basis of Presentation

        The financial statements presented are as of and for the year ended December 31, 2004, which represents the financial position, results of operations and cash flows subsequent to the acquisition of the Company by Leucadia National Corporation ("Leucadia"). Upon consummation of the exchange offer and merger agreement, WilTel ceased to be a public company and is consolidated by Leucadia effective November 6, 2003. See Note 4 for further discussion of the Leucadia acquisition.

2.    Liquidity and Capital Resources:

        As of December 31, 2004, the Company had $209.7 million of cash and cash equivalents and an additional $30.0 million in short-term and long-term investments. Substantially all of the Company's assets have been pledged to secure its outstanding long-term debt, principally to secure its obligations under its credit agreement ($359.4 million outstanding as of December 31, 2004) and its outstanding mortgage debt ($60.3 million outstanding at December 31, 2004).

        The Company's amended credit agreement consists of a $240.0 million first lien term loan facility, a $120.0 million second lien term loan facility and a $25.0 million revolving credit facility (which it can no longer draw upon, as discussed below and in Note 11). The first lien term loan facility requires quarterly principal payments of approximately $0.6 million commencing December 31, 2004 through June 30, 2009, and quarterly principal payments of $57.0 million thereafter until final maturity on June 30, 2010. The second lien term loan facility matures on December 31, 2010. However, if the Company does not refinance its obligations under its outstanding mortgage debt prior to October 1, 2009, then the first lien term loan facility will mature on October 1, 2009, and if such mortgage debt is not refinanced by January 1, 2010, then the second lien term loan facility will mature on January 1, 2010. Loans under the credit agreement bear interest at a variable rate based upon either the prime rate or LIBOR, at the Company's option, plus a specified margin for each loan. The Company's obligations under its amended credit agreement are secured by substantially all of its assets other than those assets securing its headquarters building, for which the amended credit agreement lenders have a second priority lien, and its aircraft capital leases.

        The Company's mortgage debt (which is recourse to the Company, but not to Leucadia), has an interest rate of 7% and requires annual principal payments escalating from approximately $0.7 million in 2005 to approximately $1.0 million in 2009; a final payment of approximately $56.0 million is due at final maturity in April 2010.

        As discussed in Note 3, in January 2005, SBC Communications, Inc. ("SBC") announced its intention to migrate its IP-based and long distance services to the AT&T network. Pursuant to the terms of the Company's amended credit agreement, that announcement is considered an event which could reasonably be expected to have a "material adverse effect" as defined in the facility, and as a result the Company can no longer access its $25.0 million revolving credit facility. The Company does not anticipate needing the $25.0 million revolving credit facility to meet its present requirements. The announcement does not have any impact on the $360.0 million of term loans under the amended credit agreement. However, the credit agreement provides for an event of default if there is any amendment, supplement, modification or termination of any contract or agreement that has had or could reasonably be expected to result in a material adverse effect on the Company (as defined in the credit agreement). As discussed in Note 3, the Company is currently engaged in negotiations with SBC with respect to a transition pricing agreement and other matters which, if successfully concluded, may or may not be deemed an event of default under the credit agreement. The Company intends to enter into discussions with its lenders before entering into any new definitive agreement with SBC.

        The amended credit agreement contains covenants that require the Company to meet certain operating targets, which it currently meets, and restrictions that limit the Company's ability to incur additional indebtedness, spend funds on capital expenditures and make certain investments. The agreement also prohibits the Company from paying dividends to Leucadia. The Company currently expects it will be able to meet the operating targets required by its credit agreement through 2006; however, compliance with the operating targets thereafter is uncertain because of SBC's announced intention to migrate its traffic to AT&T's network.

        The Company's future liquidity will be dependent on a number of other factors influencing the projections of operating cash flows, including those related to revenue growth, operating expenses and capital expenditures. Should actual results differ significantly from these assumptions, the Company's liquidity position could be adversely affected.

3.    SBC Announcement:

        On January 31, 2005, SBC announced that it would buy AT&T Corp., and announced its intention to migrate the services provided by the Company to the AT&T network. SBC indicated that it expects to close its acquisition of AT&T in the first half of 2006.

        Once SBC completes the migration of its business from the Company's network to the AT&T network and terminates the existing preferred provider agreements between the Company and SBC (scheduled to extend until 2019), SBC will be required to pay the Company up to $200 million for all costs the Company incurs in connection with such termination, including increased costs of the network facilities remaining with the Company due to the loss of SBC traffic (defined as "Transition Costs" in the provider agreements). The Company anticipates that a migration of services from its network to AT&T would not begin until after the appropriate regulatory agencies approve SBC's acquisition of AT&T. The Company expects it will take anywhere from two to three years from now for SBC to migrate all of its traffic off of the Company's network, and anticipates that it will continue to provide some level of service to SBC into 2007.

        Pursuant to the preferred provider agreements, the price for products and services, determined separately for each product or service, generally will be equal to the lesser of the cost of the product or service plus a specified rate of return, the prices charged to other customers, the current market rate or, in some circumstances, a specific rate. If either party can secure lower prices for comparable services that the other party will not match, then that party is free to utilize the lowest cost provider. The Company and SBC have agreed to use a fixed price for voice transport services (the substantial majority of the Company's SBC generated revenue) through April 1, 2005. The Company is currently engaged in negotiations with SBC with respect to a transition pricing agreement and other matters that will enable the Company to continue to provide services to SBC after April 1, 2005. If the parties fail to reach agreement on pricing, any disputes as to pricing methodology are to be resolved through binding arbitration.

        Since SBC is the Company's largest customer, accounting for 70% of Network's 2004 operating revenues, the Company concluded that the SBC announcement is an event which requires the Company to assess the carrying value of the Company's long-lived assets for impairment, principally property and equipment. Since the event which gave rise to the impairment review occurred on January 31, 2005, and is not reflective of a condition that existed as of December 31, 2004, the assessment of impairment will be performed as part of the preparation of the Company's financial statements for the first quarter of 2005. The carrying value of the Company's property and equipment is approximately $1,050.7 million at December 31, 2004.

        As more fully described in Note 11, SBC's announcement is considered an event which could reasonably be expected to have a "material adverse effect" as defined in the Company's amended credit facility, and while the Company can no longer access its $25.0 million revolving credit facility it has no immediate impact on the $360.0 million of term loans under the agreement. However, the credit agreement provides for an event of default if there is any amendment, supplement, modification or termination of any contract or agreement that has had or could reasonably be expected to result in a material adverse effect on the Company (as defined in the credit agreement). The Company is currently engaged in negotiations with SBC with respect to a transition pricing agreement and other matters which, if successfully concluded, may or may not be deemed an event of default under the credit agreement. The Company intends to enter into discussions with its lenders before entering into any new definitive agreement with SBC.

4.    Significant Accounting Policies:

        (a)   Critical Accounting Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates all of these estimates and assumptions. The following areas have been identified as critical accounting estimates because they have the potential to have a material impact on the Company's financial statements, and because they are based on assumptions which are used in the accounting records to reflect, at a specific point in time, events whose ultimate outcome will not be known until a later date. Actual results could differ from these estimates.

        Acquisition of the Company by Leucadia:    In connection with accounting for the acquisition of the Company by Leucadia, significant judgments and estimates were made to determine the fair values of certain liabilities, including liabilities for net unfavorable long-term commitments and deferred revenue, many of which required the Company to make assumptions about the future. To determine the fair value of deferred revenue, the Company had to assess transactions having limited activity in the current telecommunications market environment. The Company considered market indicators related to pricing, pricing for comparable transactions, as well as the legal obligation of the Company to provide future services. The Company also assumed it would continue to perform its contractual obligations through the term of its contracts. Revenue is recognized on these contracts as services are performed, typically on a straight-line basis over the remaining length of the contract. In the future, if the Company settles these obligations or they are otherwise terminated prior to completion of the performance obligation, the Company would likely recognize a gain equal to the carrying amount of the obligation. At December 31, 2004, the amount reflected in the consolidated balance sheet for deferred revenue was $213.8 million.

        The Company evaluated the fair value of long-term commitments that were either above or below the current market rates for similar transactions, and the fair value of telecommunications capacity commitments that are not required based on WilTel's current operating plans. These commitments primarily consist of real estate leases and international capacity contracts. In order to determine the fair values of these agreements, the Company made significant assumptions concerning future market prices, future capacity utilization, the ability to enter into subleasing arrangements and that the commitments will not be terminated prior to their expiration dates. The accrued liability is amortized on a straight-line basis over the life of the commitments. Results of operations in the future would be impacted by any subsequent adjustment to this liability, which could result from negotiating a termination or reduction of its contractual obligation with contract counter- parties or sublease activity that is different from the Company's original assumptions. At December 31, 2004, the balance relating to those unfavorable long-term commitments was $44.9 million.

        Revenue Recognition:    Capacity, transmission, video services and other telecommunications services revenues are recognized monthly as the services are provided or revenues are earned. If at the time services are rendered collection is not reasonably assured either due to credit risk, the potential for billing disputes or other reasons, revenue is not recognized until such contingencies are resolved.

        WilTel estimates the amount of services which should not be recognized as revenue at the time the service is rendered based on its collection experience for each type of service. Certain of WilTel's customers represent such a high credit risk due to their difficult financial position that revenue is not recognized until cash is received. In addition, WilTel knows from past experience that a certain percentage of its billings will be disputed and uses that experience to estimate the amount of expected disputes and defers recognition of revenue at the time the service is provided. Revenues that have not been recognized at the time service is provided are subsequently recognized as revenue when the amounts are collected.

        Accruals for Access Costs—The Company's access costs primarily include variable charges paid to vendors to originate and/or terminate switched voice traffic, which are based on actual usage at negotiated or regulated contract rates, and fixed charges for leased lines for dedicated facilities. At the end of each reporting period, the Company's estimated accrual for incurred but not yet billed costs is based on internal usage reports. The accrual is subsequently reconciled to actual invoices as they are received, which is a process that can take several months to complete. This process includes an invoice validation procedure that normally identifies errors and inaccuracies in rate and/or volume components of the invoices resulting in numerous invoice disputes. It is the Company's policy to adjust the accrual for the probable amount it believes will ultimately be paid on disputed invoices, a determination which requires significant estimation and judgment. Due to the number of different negotiated and regulated rates, constantly changing traffic patterns, uncertainty in the ultimate resolution of disputes, the period of time required to complete the reconciliation and delays in invoicing by access vendors, changes in these estimates should be expected.

        Contingencies—The Company accrues for contingent losses when the contingent loss is probable and the amount of loss can be reasonably estimated. As of December 31, 2004, the Company's consolidated balance sheet includes litigation reserves of $21.5 million. Estimating the ultimate outcome of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within the power of the Company to control. The Company does not believe that any of these matters will have a material adverse effect on its consolidated financial position, results of operations or liquidity. However, if the amounts ultimately paid at the resolution of a litigation matter are significantly different than the Company's recorded reserve amount, the difference could be material to the Company's consolidated results of operations and settlement amounts are likely to be material to its liquidity.

        Provision for Doubtful Accounts:    A provision for doubtful accounts is recorded when the collectibility of a specific customer's receivable balance becomes at risk due to a deterioration in the customer's financial condition or evidence that recovery of the past due receivable balance is unlikely. In addition, the Company maintains a general reserve based on past collection history. An accounts receivable balance is written-off against the allowance for doubtful accounts when reasonable collection efforts have been exhausted and the balance is deemed worthless. Subsequent collections of amounts previously written-off are generally credited to bad debt expense.

        Impairment of Long-Lived Assets—In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), the Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether a long-lived asset (or asset group) is recoverable is based on management's estimate of undiscounted future cash flows attributable to the asset as compared to its carrying value. If the carrying amount of the asset (or asset group) is greater than the undiscounted cash flows, the carrying amount of the asset is considered to be not recoverable. The amount of the impairment recognized would be determined by estimating the fair value for the asset (or asset group) and recording a provision for the excess of the carrying value over the fair value.

        As discussed in Note 3, on January 31, 2005, SBC announced that it would buy AT&T Corp., and announced its intention to migrate the services provided by the Company to the AT&T network. Since SBC is the Company's largest customer, accounting for 70% of Network's 2004 operating revenues, the Company concluded that the SBC announcement is an event which requires the Company to assess the carrying value of its long-lived assets for impairment, principally property and equipment. Since the event which gave rise to the impairment review occurred on January 31, 2005, and is not reflective of a condition that existed as of December 31, 2004, the assessment of impairment will be performed as part of the preparation of the Company's financial statements for the first quarter of 2005. The carrying value of the Company's property and equipment is approximately $1,050.7 million at December 31, 2004.

        The Company's impairment analysis is expected to have numerous assumptions and estimates about the future. The process of estimating future cash flows is subjective and inherently inaccurate because precise information about the future is not available, and in this case is made more difficult because of the volatility that the telecommunications industry has experienced over the past few years. The economics of the Company's future relationship with SBC, including its term, is also uncertain, which will be one of the most significant assumptions in the analysis. The Company will also have to make assumptions concerning its ability to retain existing customers, attract new customers, reduce expenses and participate in potential consolidation opportunities as well as other matters. The Company is not currently able to determine whether the carrying amount of its long-lived assets will be impaired.

        (b)   Consolidation Policy:    The consolidated financial statements include the accounts of the Company and all majority-owned entities. All intercompany transactions and balances are eliminated in consolidation.

        (c)   Cash Equivalents:    The Company considers short-term investments, which have initial maturities of less than three months at the time of acquisition, to be cash equivalents. Cash and cash equivalents include short-term investments of $209.6 million at December 31, 2004.

        (d)   Investments:    At acquisition, marketable debt and equity securities are designated as either i) held to maturity, which are carried at amortized cost, ii) trading, which are carried at estimated fair value with unrealized gains and losses reflected in results of operations, or iii) available for sale, which are carried at estimated fair value with unrealized gains and losses reflected as a separate component of shareholder's equity, net of taxes. As of December 31, 2004, all of the Company's investments are classified as available for sale. Estimated fair values are principally based on quoted market prices.

        Investments with an impairment in value considered to be other than temporary are written down to estimated fair value. There have been no other than temporary write-downs in 2004. The cost of securities sold is based on specific identification.

        (e)   Property, Equipment and Leasehold Improvements:    Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets or, if less, the term of the underlying lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred, while expenditures that extend the useful life of the assets are capitalized.

        (f)    Intangible Assets: Intangible assets are stated at cost, net of accumulated amortization. As of December 31, 2004, all of the Company's intangible assets are not deemed to have an indefinite life; therefore, amortization is provided on the straight-line method over the estimated useful lives of the assets.

        (g)   Accounting for Asset Retirement Obligations:    In accordance with Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), the Company follows the policy of providing an accrual for obligations related to certain technical site leases, as well as fiber and conduit right-of-way agreements based on the estimated total cost of restoration of such properties to meet contractual requirements. These estimated costs are calculated based on the expected future cash flows to remediate such properties discounted at a risk-free rate and applying a probability factor for conditional restoration obligations. Changes in expected future cash flows are discounted at interest rates that were in effect at the time of the original estimate for downward revision to such cash flows, and at interest rates in effect at the time of the change for upward revisions in the expected future cash flows.

        (h)   Revenue Recognition:    Capacity, transmission, video services and other telecommunications services revenues are recognized monthly as the services are provided or revenues are earned. If at the time services are rendered, collection is not reasonably assured either due to credit risk, the potential for billing disputes or other reasons, revenue is not recognized until such contingencies are resolved. Amounts billed in advance of the service month are recorded as deferred revenue. Revenues that have been deferred for long-term telecommunications service contracts are amortized using the straight-line method over the life of the related contract. The Company classifies as current the amount of deferred revenue that will be recognized into revenue over the next twelve months.

        Grants of indefeasible rights of use ("IRUs") of constructed but unlit fiber, or dark fiber, in exchange for cash, are accounted for as operating leases, and the cash received is recognized as revenue over the term of the IRU. The Company is obligated under dark fiber IRUs and other capacity agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay monthly fees for operating and maintenance costs. The Company recognizes these monthly fees as revenue as services are provided.

        (i)    Cost of Sales:    Cost of sales includes leased capacity, right of way costs, access charges, other third party circuit costs, satellite transponder lease costs, and package delivery costs and blank tape media costs related to advertising distribution services. Cost of sales also includes salaries expense related to providing telecommunications services. The Company does not defer installation costs.

        (j)    Income Taxes:    The Company provides for income taxes using the asset and liability method. The future benefit of certain tax loss carryforwards and future deductions is recorded as an asset. A valuation allowance is provided if deferred tax assets are not considered to be more likely than not to be realized.

        (k)   Advertising:    Advertising costs are expensed as incurred. Advertising expenses for the year ended December 31, 2004 were $3.3 million.

        (l)    Recently Issued Accounting Standards:    In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29" ("SFAS No. 153"), which is effective for fiscal periods beginning after June 15, 2005. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 will not have any material effect on the consolidated financial statements; however, SFAS No. 153 could impact the accounting for future transactions, if any, within its scope.

5.    Post-Acquisition Adjustments:

        Of the $47.0 million of intangible assets initially recorded by the Company, which Leucadia National Corporation acquired as part of its acquisition of the Company, $10.1 million was related to Vyvx's tradename (with a useful life of fifteen years) and $36.9 million was related to customer relationships (with a useful life of thirteen years), primarily Vyvx customers. The net carrying amount of these intangible assets increased $8.2 million during 2004, due to the completion of the analyses used to allocate the purchase price to the individual assets acquired, which also resulted in a reduction in the amount initially allocated to property and equipment.

6.    Investments:

        A summary of investments classified as current assets at December 31, 2004 is as follows (in thousands):

	Amortized Cost	Carrying Value and Estimated Fair Value
Investments available for sale	$21,335	$21,249
Accrued interest income	328	328

Total current investments	$21,663	$21,577

        The amortized cost, gross unrealized gains and losses and estimated fair value of available for sale investments classified as current assets at December 31, 2004 are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Bonds and notes:
United States Government and agencies	$21,335	$—	$86	$21,249

Total	$21,335	$—	$86	$21,249

        A summary of non-current investments at December 31, 2004 is as follows (in thousands):

	Amortized Cost	Carrying Value and Estimated Fair Value
Investments available for sale	$8,520	$8,456

Total current investments	$8,520	$8,456

        The amortized cost, gross unrealized gains and losses and estimated fair value of non-current investments classified as available for sale at December 31, 2004 are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Bonds and notes:
United States Government and agencies	$8,520	$4	$68	$8,456

Total fixed maturities	$8,520	$4	$68	$8,456

        The amortized cost and estimated fair value of non-current investments classified as available for sale at December 31, 2004 have contractual maturities after one year through five years. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Reclassification adjustments included in comprehensive loss for the year ended December 31, 2004 are as follows (in thousands):

Unrealized holding losses arising during the period	$(215)
Less: reclassification adjustment for losses included in net loss	7

Net change in unrealized loss on investments	$(208)

7.    Trade and Other Receivables, Net:

        A summary of trade and other receivables, net at December 31, 2004 is as follows (in thousands):

Current trade and other receivables, net:
Trade receivables	$246,107
Other	12,787

258,894
Allowance for doubtful accounts	(3,134)

$255,760

8.    Other Assets:

        A summary of other assets at December 31, 2004 is as follows (in thousands):

Intangibles:
Tradename, net of accumulated amortization of $758	$9,307
Customer relationships, net of accumulated amortization of $3,152	33,791
Deposits	24,673
Debt issuance costs, net of accumulated amortization of $535	10,594
Other	1,648

$80,013

        Amortization expense for intangible assets was $3.5 million for the year ended December 31, 2004. The estimated aggregate future amortization expense for the tradename and customer relationship intangible assets for each of the next five years is $3.5 million.

        In 2004 the Company received a refund of amounts previously on deposit to collateralize letters of credit and performance bonds totaling $12.9 million.

        The Company capitalized a total of $11.1 million of debt issuance costs related to the refinancing of its credit agreement in September 2004. Cash paid for these costs was $7.3 million, while another

$3.8 million was accrued but not yet paid as of December 31, 2004. Debt issuance costs are being amortized over the term of the credit agreement.

9.    Property, Equipment and Leasehold Improvements, Net:

        A summary of property, equipment and leasehold improvements, net at December 31, 2004 is as follows (in thousands):

	Depreciable Lives (In years)
Fiber and conduit system	20	$487,071
Network equipment	3 - 7	313,599
Right-of-way	20	91,591
Video satellite and microwave equipment	5 - 20	18,162
Buildings and leasehold improvements	10 - 30	242,523
Computer equipment and software	2 - 3	52,810
General office furniture and fixtures	5 - 8	22,394
Construction in progress	Not applicable	34,810
Other	3 - 10	17,595

		1,280,555
Accumulated depreciation and amortization		(229,829)

		$1,050,726

        Depreciation expense, excluding accretion expense related to asset retirement obligations, was $200.2 million for the year ended December 31, 2004. The change in accounts payable related to the acquisition of property, equipment and leasehold improvements from December 31, 2003 to December 31, 2004 was a decrease of $2.9 million. Additionally, property, equipment and leasehold improvements increased $3.3 million as a result of an acquisition completed in 2004.

        Aircraft acquired under a capital lease totaling $5.8 million are included in Other in the table above. Accumulated amortization for all assets acquired under capital leases was $0.7 million at December 31, 2004.

        During 2004, the Company reclassified $7.7 million of excess real estate not used in operations to Assets Held for Sale.

10.    Trade Payables, Expense Accruals and Other Liabilities:

        A summary of trade payables, expense accruals and other liabilities at December 31, 2004 is as follows (in thousands):

Trade payables and expense accruals:
Trade payables	$147,509
Cash overdrafts	22,884
Accrued compensation and other employee benefits	26,173
Pension liability	21,682
Taxes other than income	29,540
Other	20,575

$268,363

        Other in the table above includes $1.2 million due to Leucadia primarily for director and officer liability insurance. Payments to Leucadia for the year ended December 31, 2004 totaled $1.3 million.

Other current liabilities:
Litigation reserves	$21,493
Unfavorable contractual commitments	9,356
Asset retirement obligations(b)	1,061
Customer Deposit(a)	25,000
Other	11,235

$68,145

Other non-current liabilities:
Unfavorable contractual commitments	$35,524
Asset retirement obligations(b)	41,367
Pension liability	51,338
Other	14,742

$142,971

(a)
In conjunction with a pricing agreement for certain voice services, in January 2004 the Company's largest customer, SBC, paid the Company $25.0 million for pre-funding of certain capital expenditures (all the funds were spent during 2004). The agreement required that the Company return the funds to SBC if, prior to January 31, 2005, the Company and SBC entered into an agreement for voice transport pricing through December 31, 2006.

(b)
The Company's asset retirement obligations relate primarily to two categories of assets:

          Fiber and Conduit—The Company has right-of-way agreements that generally require the removal of fiber and conduit upon the termination of those agreements.

          Technical Sites—The Company leases land for technical sites and leases space at technical sites along its network. Termination of these lease agreements normally requires removal of equipment and other assets and restoration of the lease property to its original condition.

          At January 1, 2004, the asset retirement obligation was $29.0 million. The Company recognized accretion expense of $4.5 million for the year ended December 31, 2004, incurred additional obligations in the current period of $8.4 million ($8.0 million of which related to an acquisition) and revisions in estimated cash flows of $0.5 million that increased the liability to $42.4 million at December 31, 2004.

11.    Indebtedness:

        The principal amounts and maturity of debt outstanding at December 31, 2004 are as follows (in thousands):

Credit Agreement	$359,368
One Technology Center ("OTC") Notes	60,268
Capital leases due 2005 through 2013 with a weighted average interest rate of 11.9%	7,380

427,016
Less current maturities	(3,922)

Long-term debt	$423,094

        In September 2004, the Company refinanced its existing $375.0 million credit agreement debt by entering into an amended credit agreement consisting of a $240.0 million first lien term loan facility, a $120.0 million second lien term loan facility and a $25.0 million revolving credit facility (which it can no longer draw upon, as discussed below). The Company also used $90.0 million of its cash and investments to repay in full one of the two mortgage notes that was secured by its headquarters building ($54.6 million including accrued interest), reduce the amount outstanding under its credit agreement ($15.0 million), reduce the amount outstanding under the other note that is collateralized by its headquarters building ($13.3 million) and pay expenses. The amended credit agreement has not been guaranteed by Leucadia and is not collateralized by any of Leucadia's assets other than the assets of the Company.

        The first lien term loan facility requires quarterly principal payments of approximately $0.6 million commencing December 31, 2004 through June 30, 2009, and quarterly principal payments of $57.0 million thereafter until final maturity on June 30, 2010. The second lien term loan facility matures on December 31, 2010. However, if the Company does not refinance its obligations under the remaining promissory note that is secured by its headquarters building ($60.3 million outstanding at December 31, 2004) prior to October 1, 2009, then the first lien term loan facility will mature on October 1, 2009, and if such promissory note is not refinanced by January 1, 2010, then the second lien term loan facility will mature on January 1, 2010. Loans under the credit agreement bear interest at a variable rate based upon either the prime rate or LIBOR, at the Company's option, plus a specified margin for each loan. At December 31, 2004, the amended credit agreement had a weighted average interest rate of 6.7%. The Company's obligations under its amended credit agreement are secured by substantially all of its assets other than those assets securing its headquarters building, for which the amended credit agreement lenders have a second priority lien, and its aircraft capital lease.

        As discussed in Note 3, in January 2005, SBC announced its intention to migrate its IP-based and long distance services to the AT&T network. Pursuant to the terms of the Company's amended credit agreement, that announcement is considered an event which could reasonably be expected to have a "material adverse effect" as defined in the facility, and as a result the Company can no longer access its $25.0 million revolving credit facility. The Company does not anticipate needing the $25.0 million revolving credit facility to meet its present requirements. The announcement does not have any impact on the $360.0 million of term loans under the Company's amended credit agreement. However, the credit agreement provides for an event of default if there is any amendment, supplement, modification or termination of any contract or agreement that has had or could reasonably be expected to result in a material adverse effect on the Company (as defined in the credit agreement). As discussed in Note 3, the Company is currently engaged in negotiations with SBC with respect to a transition pricing agreement and other matters which, if successfully concluded, may or may not be deemed an event of default under the credit agreement. The Company intends to enter into discussions with its lenders before entering into any new definitive agreement with SBC.

        The Company's amended credit agreement also permitted the Company to obtain letters of credit of which $21.0 million was outstanding at December 31, 2004. However, as a result of the SBC announcement the Company will no longer be able to obtain new letters of credit.

        The Company's amended credit agreement contains covenants that require the Company to meet certain operating targets, which it currently meets, and restrictions that limit the Company's ability to incur additional indebtedness, spend funds on capital expenditures and make certain investments. The agreement also prohibits the Company from paying dividends to Leucadia. The Company currently expects it will be able to meet the operating targets required by its credit agreement through 2006; however, compliance with the operating targets thereafter is uncertain because of SBC's announced intention to migrate its traffic to AT&T's network.

        The remaining OTC Note is recourse to the Company, bears interest at 7% and is secured by a first priority mortgage lien and security interest in the Company's headquarters building (except for network related assets in the building) and other ancillary assets. The OTC Note requires annual principal payments escalating from approximately $0.7 million in 2005 to approximately $1.0 million in 2009; a final payment of approximately $56.0 million is due at maturity in April 2010.

        Capital leases primarily consist of sale-leaseback transactions related to the Company's corporate aircraft entered into in May 2003. The aircraft were sold for approximately $21.0 million in cash and leased back for a period of ten years. Under the terms of the leases, approximately $5.3 million from the cash proceeds is held as cash collateral by the owner-lessor for the leases, which is reflected in the balance sheet in other non-current assets. The Company recorded capital lease obligations representing the present value of the future minimum lease payments during the lease terms.

        Substantially all of the Company's assets (with an aggregate book value of $1.7 billion at December 31, 2004) are pledged as collateral under its debt agreements.

        The aggregate annual mandatory redemptions of debt are as follows (in thousands):

	Credit Agreement and Notes	Capital Leases	Total
2005	$3,255	$1,448	$4,703
2006	3,309	1,380	4,689
2007	3,364	1,380	4,744
2008	3,425	1,380	4,805
2009	116,227	1,380	117,607
Thereafter	290,056	4,714	294,770

Total annual redemptions	$419,636	$11,682	$431,318

Less amounts attributable to interest	—	(4,302)	(4,302)

Total annual redemptions, less interest	$419,636	$7,380	$427,016

12.    Income Taxes:

        The principal components of deferred taxes at December 31, 2004 are as follows (in thousands):

Deferred tax assets:
Deferred revenues	$75,320
Property, plant and equipment, including impairments	584,992
Investments, including impairments	24,273
Other asset impairments	77,414
Reserves	18,418
Other	38,897
Net operating loss carryforward	1,454,083

Total deferred tax assets	2,273,397
Valuation allowance	(2,273,397)

Net deferred tax assets	$—

        As of December 31, 2004, WilTel had $4.0 billion of federal NOLs, none of which expire prior to 2019, $45.1 million of capital loss carryforwards, which expire in 2005 through 2007, and $27.6 million of foreign NOLs and various state NOLs, that expire in various years. Uncertainties that may affect the utilization of the Company's tax attributes include future operating results, tax law changes, rulings by taxing authorities regarding whether certain transactions are taxable or deductible and expiration of carryforward periods.

        Under certain circumstances, the ability to use the NOLs and future deductions could be substantially reduced if certain changes in ownership were to occur. In order to reduce this possibility, Leucadia's certificate of incorporation includes a charter restriction, which prohibits transfers of Leucadia's common stock under certain circumstances.

        The benefit from income taxes for the year ended December 31, 2004 was immaterial.

        The table below reconciles the expected statutory federal income tax to the actual income tax benefit for the year ended December 31, 2004 (in thousands):

Expected federal income tax	$20,388
Other	25,735
Change in valuation allowance	(46,123)

Actual income tax benefit	$—

        Other includes return to accrual adjustments relating primarily to revisions for depreciation expense and timing for deducting a settlement payment.

13.    Pension Plans and Postretirement Benefits:

        The Company maintains defined benefit pension plans and a postretirement plan covering certain employees who met certain age and service requirements. Employees hired subsequent to April 2001 are not eligible to participate in the Company's defined benefit pension plan. Employees hired subsequent to December 31, 1991 are not eligible to participate in the Company's postretirement benefits plan. A summary of activity with respect to the Company's defined benefit pension plan for the year ended December 31, 2004 is as follows (in thousands):

Projected Benefit Obligation:
Projected benefit obligation at beginning of period	$129,912
Interest cost	7,829
Service cost	3,980
Actuarial loss	9,112
Benefits paid	(2,945)

Projected benefit obligation at December 31	$147,888

Change in Plan Assets:
Fair value of plan assets at beginning of period	$67,761
Actual return on plan assets	6,002
Employer contributions	3,783
Benefits paid	(2,945)

Fair value of plan assets at December 31	$74,601

Funded Status	$(73,287)
Unrecognized net actuarial loss	14,572

Net amount recognized	$(58,715)

        The accumulated benefit obligation for the Company's defined benefit plan was $147.6 million at December 31, 2004. As of December 31, 2004, $14.3 million of the net amount recognized in the consolidated balance sheet was reflected as a charge to accumulated other comprehensive income and $73.0 million was reflected as accrued pension cost.

        Employer contributions expected to be paid to the plan in 2005 are $21.7 million.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Pension Benefits
2005	$2,151
2006	$2,555
2007	$2,730
2008	$2,385
2009	$2,881
2010-2014	$19,601

        The Company's pension expense for the year ended December 31, 2004 related to the defined benefit pension plan charged to operations included the following components (in thousands):

Interest cost	$7,829
Service cost	3,980
Expected return on plan assets	(5,391)
Recognized net actuarial loss	46

Net pension expense	$6,464

        The Company's plans' assets consist of equity securities (71%), debt securities (19%) and cash equivalents (10%) at December 31, 2004.

        The investment objectives of the Company's plan emphasize long-term capital appreciation as a primary source of return and current income as a supplementary source.

        The Company's target allocation is as follows:

	Interim Target	Long-term Target
Equity securities:
Large cap stocks	36%	40%
Small cap stocks	18%	10%
International stocks	21%	20%

Total equity securities	75%	70%
Fixed income/bonds	25%	30%

Total	100%	100%

        The interim target was established in order to balance speed and caution in transitioning to the long-term allocations, lowering the risk of selling low and buying high and shifting the portfolio to the long-term targets under the right market conditions.

        Investment performance objectives are based upon a benchmark index or mix of indices over a market cycle. The investment strategy designates certain investment restrictions for domestic equities, international equities and fixed income securities. These restrictions include the following:

  •
  For domestic equities, there will generally be no more than 5% of any manager's portfolio at market in any one company and no more than 150% of any one sector of the appropriate index for any manager's portfolio. Restrictions are also designated on outstanding market value of any one company at 5% for large to medium equities and 8% for small to medium equities.

  •
  For international equities, there will be no more than 8% in any one company in a manager's portfolio, no fewer than three countries in a manager's portfolio, no more than 10% of the portfolio in countries not represented in the EAFE index, no more than 150% of any one sector of the appropriate index and no currency hedging is permitted.

  •
  Fixed income securities will all be rated BBB- or better at the time of purchase, there will be no more than 8% at market in any one security (U.S. government and agency positions excluded), no more than a 30-year maturity in any one security investment in standard and collateralized mortgage obligations (CMO's) are limited to securities that are currently paying interest, receiving principal and do not contain leverage. CMO's are limited to 10% of the market value of the portfolio.

        To develop the assumption for the expected long-term rate of return on plan assets, the Company considered historical returns and future expectations, including a more conservative expectation of future returns and asset allocation targets as the Company's closed participant population grows closer to retirement age. Based on this information, a 7% expected long-term rate of return on plan assets was selected for 2004.

        A summary of activity with respect to the Company's postretirement plans for the year ended December 31, 2004 is as follows (in thousands):

Accumulated postretirement benefit obligation at beginning of period	$1,784
Interest cost	87
Service cost	92
Contributions by plan participants	17
Actuarial gain	(239)
Benefits paid	(137)

Accumulated postretirement benefit obligation at December 31	1,604
Unrecognized net actuarial loss	(76)

Accrued postretirement benefit obligation	$1,528

        The Company's postretirement benefit expense for the year ended December 31, 2004 was not material.

        The Company's cash cost for its postretirement plan during 2005 is not expected to be material.

        The health care cost trend rate assumed for 2005 is 8.8% to 10.8% and 2004 is 12%, declining to an ultimate rate of 5% by 2013. If the health care cost trend rates were increased or decreased by 1%, the Company's accumulated postretirement obligation as of December 31, 2004 would have increased or decreased by $0.3 million and $0.2 million, respectively. The effect of these changes on the aggregate of service and interest cost for 2004 would be immaterial.

        The Company uses a December 31 measurement date for its plans. The assumptions used relating to the Company's defined benefit plan and postretirement plan for 2004 are as follows:

	Pension Benefits	Other Benefits
Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	5.75%	5.75%
Rate of compensation increase	3.50%	N/A
Weighted-average assumptions used to determine net cost for the period ended December 31:
Discount rate	6.00%	6.00%
Expected long-term return on plan assets	7.00%	N/A
Rate of compensation increase	3.50%	N/A

        The Company has a defined contribution plan covering all employees. Contributions and costs are a percent of each covered employee's salary. Amounts charged to expense related to such plans were $5.9 million for the year ended December 31, 2004.

14.    Commitments and contingencies:

        The Company enters into noncancellable operating leases for rights of way along its fiber network, network centers and off-network capacity. Rental expense (net of sublease rental income and unfavorable contract amortization) was $78.2 million for the year ended December 31, 2004. Future minimum annual rentals (exclusive of month-to-month leases, real estate taxes, maintenance and certain other charges) under these leases at December 31, 2004 are as follows (in thousands):

2005	$52,889
2006	46,326
2007	43,947
2008	38,969
2009	32,003
Thereafter	235,784

Total minimum annual rentals	$449,918

        The Company is prohibited by debt agreements in the amount of dividends and other transfers of funds that are available to Leucadia. Principally as a result of such restrictions, the net assets of the Company, which are subject to limitations on transfer of funds to Leucadia, were approximately $530.5 million at December 31, 2004.

        In the second quarter of 2004 the Company's headquarters building sustained damage due to a severe storm. Insurance recovery is deemed probable for repairs to the building resulting from storm damage of approximately $6.8 million. The Company recorded an accrual of $5.0 million for additional repairs for which insurance recovery is not assured, as underlying design flaws in the building necessitates them. The Company will seek to obtain reimbursement from the responsible parties.

15.    Litigation:

        The Company is subject to various types of litigation in connection with its business and operations.

Department of Labor Investigation

        In April 2003, the Company received written notice from the United States Department of Labor that it is exercising its authority under Section 504 of the Employee Retirement Income Security Act of 1974 ("ERISA") to conduct periodic investigations of employee benefit plans to determine whether such plans conform with the provisions of ERISA and other applicable regulations. The stated scope of the review covers the Williams Communications Investment Plan (a defined contribution plan) for a time period extending from 1998 through the present date. In January 2004 and again in November of 2004, the Company received subpoenas from the United States Department of Labor requiring the production of related documents. The Company is cooperating fully with the Department of Labor. At this time, neither the length of the review nor likely outcome of the investigation can be determined. The Company believes that all of its actions with respect to employee benefit plans have been in full compliance with ERISA and other applicable regulations.

Right of Way Class Action Litigation

        A number of suits attempting to achieve class action status seek damages and other relief from the Company based on allegations that the Company installed portions of its fiber-optic cable without all necessary landowner consents. These allegations relate to the use of rights of way licensed by railroads, state departments of transportation and others controlling pre-existing right-of-way corridors. The putative members of the class in each suit are those owning the land underlying or adjoining the right-of-way corridors. Similar actions have been filed against all major carriers with fiber-optic networks. It is likely that additional actions will be filed. The Company believes it obtained sufficient rights to install its cable. It also believes that the class action suits are subject to challenge on procedural grounds.

        During 2002 and 2003, the Company and other major carriers sought to settle the class action claims referenced above relating to railroad rights of way through an agreed class action. These companies initially sought approval of a settlement in a case titled Zografos et al. vs. Qwest Communications Corp., et al., filed in the U.S. District Court for the District of Oregon on January 31, 2002. On July 12, 2002, the Oregon Court dismissed the action. Thereafter, on September 4, 2002, an existing case titled Smith, et al., vs. Sprint, et al., pending in the U.S. District Court for the Northern District of Illinois, was amended to join the Company and two other telecommunications companies as defendants. On July 25, 2003, the District Court in the Smith case issued an order preliminarily approving a proposed settlement agreement and issued an injunction, which stayed other putative class action railroad rights of way cases against the Company. Two of the intervening plaintiffs filed appeals, which were consolidated. On October 19, 2004, a three judge panel of the U.S. Court of Appeals for the Seventh Circuit reversed the District Court's orders. The case was remanded to the District Court for further proceedings. Based on the Company's best estimate of a likely settlement, the Company has accrued $16.2 million as of December 31, 2004.

        Other right of way claims may be asserted against the Company. The Company cannot quantify the impact of all such claims at this time. Thus, WilTel cannot be certain that an unfavorable outcome of other potential right-of-way claims will not have a material adverse effect.

Platinum Equity Dispute

        In March 2001, the Company sold its Solutions segment to Platinum Equity LLC ("Platinum Equity") for a sales price that was subject to adjustment based upon a computation of the net working capital of the business as of March 31, 2001. A dispute arose between the companies with respect to the net working capital amount as defined in the agreement. Pursuant to the provisions of the sale agreement, the parties submitted the dispute to binding arbitration before an independent public accounting firm.

        In September 2002, Platinum Equity filed suit in the District Court of Oklahoma County, State of Oklahoma, against the Company alleging various breaches of representations and warranties related to the sale of the Solutions segment and requested a ruling that no payment was due under a promissory note issued by Platinum Equity at the time of purchase until all disputes were resolved. Many of the claims alleged by Platinum Equity in this suit were the same claims asserted by Platinum Equity in the net working capital dispute.

        In May 2003, the arbitrator rendered a determination of the adjustment amount under the net working capital dispute. Subsequently, the Company obtained summary judgment against Platinum Equity in the Oklahoma County litigation in the amount of approximately $38 million, which represented the amount that Platinum Equity owed under the promissory note, offset by the net working capital adjustment determined by the arbitrator. The Company adjusted the carrying amount of the note receivable to $38 million by offsetting amounts previously accrued for the net working capital dispute. In July 2003, the Company collected approximately $39 million, including interest, from Platinum Equity related to the summary judgment. The receipt of the $39 million did not resolve all of the issues between Platinum Equity and the Company, and the Oklahoma County litigation continued with respect to various other claims between the parties.

        In August 2004, Platinum Equity and the Company settled the Oklahoma County litigation and this matter has been concluded. A cash payment of $5.0 million was made and the excess litigation accrual of $18.5 million was recognized as other operating income.

Summary

        The Company is a party to various other claims, legal actions, and complaints arising in the ordinary course of business for which a total of $21.5 million has been accrued as of December 31, 2004. In the opinion of management, upon the advice of legal counsel, the ultimate resolution of all claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, or other indemnification arrangements, is not expected to have a materially adverse effect upon the Company's future financial position or results of operations, although unfavorable outcomes in the items discussed above could significantly impact the Company's liquidity.

16.    Fair Value of Financial Instruments:

        The following table presents fair value information about certain financial instruments, whether or not recognized on the balance sheet. Fair values are determined as described below. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The fair value amounts presented do not purport to represent and should not be considered representative of the underlying "market" or franchise value of the Company. The methods and assumptions used to estimate the fair values of each class of financial instruments described below are as follows:

        Investments:    The fair values of fixed maturity securities are substantially based on quoted market prices, as disclosed in Note 4.

        Cash and cash equivalents:    For each cash equivalents, the carrying amount approximates fair value.

        Long-term debt and other indebtedness:    The fair values of non-variable rate debt are estimated using quoted market prices and estimated rates which would be available to the Company for debt with similar terms. The fair value of variable rate debt is estimated to be the carrying amount.

        The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2004 are as follows (in thousands):

	Carrying Amount	Fair Value
Financial Assets:
Investments:
Current	$21,577	$21,577
Non-current	8,456	8,456
Cash and cash equivalents	209,710	209,710
Financial Liabilities:
Debt:
Current	$3,922	$3,922
Non-current	423,094	423,094

17.    Concentration of Credit Risk:

        As of December 31, 2004, accounts receivable due from SBC, the Company's largest customer, represented approximately 36% of its trade receivable. For the year ended December 31, 2004, revenues relating to SBC represented approximately 65% of the Company's total revenues. Purchases from SBC represented approximately 32% of the Company's cost of sales for the year ended December 31, 2004.

18.    Other Operating Income, Net:

        Other operating income (expense) for the year ended December 31, 2004 includes the following items (in thousands):

Litigation settlement	$18,549
Dispute settlements	4,796
Headquarters building storm damage	(5,000)
Reversal of excess accruals	3,905
Loss on sales of assets	(1,445)
Other	583

Total other operating income, net	$21,388

19.    Investment and Interest Income:

        In addition to interest income, Investment and Interest Income includes $6.0 million related to sales of equity securities which had zero book values and a $1.3 million dividend from an investment which had a zero book value.

20.    Segment Information:

        The Company's reportable segments consist of its operating units, Network and Vyvx, which offer different products and services and are managed separately. Network owns or leases and operates a nationwide fiber-optic network over which it provides a variety of telecommunications services. The Company owns or has the right to use certain cable systems that connects its U.S. domestic network to foreign countries, and has the right to use wavelengths in Europe that it is currently not using.

        Vyvx transmits audio and video programming over the network and distributes advertising media in physical and electronic form.

        The Company evaluates performance based upon segment profit from operations, which represents income before income taxes, interest expense, investment and interest income, depreciation and amortization, other non-operating income and expense and certain other operating income (expense) items of a non-recurring nature.

        The following information reconciles segment profit from operations to the most comparable GAAP measure for the year ended December 31, 2004 (in millions):

	Network	Vyvx
Segment profit from operations(1)	$117.8	$30.3
Depreciation and amortization expense	(197.4)	(10.7)
Interest expense, net of investment and interest income(2)	(21.0)	(2.1)
Other operating income, net(2)(3)	21.3	2.6
Other non-operating income, net(2)	0.9	0.1

Income (loss) before income taxes	$(78.4)	$20.2

(1)
See note (b) to segment information below.

(2)
This item has been allocated to each segment based on a formula that considers each segment's revenues, property and equipment and headcount.

(3)
Excludes other operating income (expense) items of a recurring nature.

        Certain information concerning the Company's segments for the year ended December 31, 2004 is presented in the following table (in millions):

Revenues(a):
Network	$1,480.9
Vyvx	120.5
Intersegment elimination(b)	(18.4)

Total consolidated revenues	$1,583.0

Income (loss) before income taxes:
Network(b)	$(78.4)
Vyvx(b)	20.2

Total consolidated loss before income taxes	$(58.2)

Identifiable assets employed(c):
Network	$1,553.5
Vyvx	97.3

Total consolidated assets	$1,650.8

(a)
Revenues for each segment include amounts for services rendered and products sold.

(b)
Eliminates intersegment revenues billed from Network to Vyvx. However, the intersegment revenues are included in the calculation to determine the loss before income taxes for each of Network and Vyvx.

(c)
This item has been allocated to each segment based on a formula that considers each segment's prior year revenues, property and equipment and headcount.

        Network and Vyvx had additions to long-lived assets of $69.3 million and $3.9 million, respectively, for the year ended December 31, 2004.

QuickLinks

WilTel Communications Group, Inc. Consolidated Financial Statements For the Year Ended December 31, 2004
Report of Independent Auditors
WILTEL COMMUNICATIONS GROUP, INC. CONSOLIDATED BALANCE SHEET December 31, 2004 (Dollars in thousands, except par value)
WILTEL COMMUNICATIONS GROUP, INC. CONSOLIDATED STATEMENT OF OPERATIONS For the year ended December 31, 2004 (In thousands)
WILTEL COMMUNICATIONS GROUP, INC. CONSOLIDATED STATEMENT OF CASH FLOWS For the year ended December 31, 2004 (In thousands)
WILTEL COMMUNICATIONS GROUP, INC. CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY For the year ended December 31, 2004 (Dollars in thousands)
WILTEL COMMUNICATIONS GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS